Exhibit 10.2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on December 8, 2023 by and between YA II PN, LTD., a Cayman Islands exempted company (“Assignee”), and micromobility.com Inc. (f/k/a Helbiz Inc.), a Delaware corporation the (“Company”).

Recitals

WHEREAS, the Company has entered into a Settlement and Release Agreement, dated as of November 27, 2023, by and among the financial institutions or entities parties thereto (the “Lenders”) and Securis Investment Partners, LLP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) for the purposes of settling (the “Settlement”) all outstanding obligations owed by the Company under that certain Loan and Security Agreement, dated as of March 23, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) for consideration in an aggregate amount of $3,595,000 (the “Settlement Amount”);

WHEREAS, to assist the Company’s liquidity and cash position, and to facilitate the amending and restructuring of the Loan Agreement, the Assignee has agreed to acquire from the Administrative Agent and the Lenders all of the Administrative Agent’s and the Lenders’ right, title and interest in and to the Loan Agreement and all other documents that evidence or secure the obligations under the Loan Agreement (collectively, the “Loan Documents”) in exchange for the payment from the Assignee of the Settlement Amount to the Lenders, subject to the terms and conditions contained in that certain Assignment and Release of even date herewith (the “Assignment Agreement”);

WHEREAS, this Agreement is a material inducement of, and condition to, the Assignee’s willingness to enter into the Assignment Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	The Company hereby represents, warrants and covenants to Assignee that each of the following is true, correct and complete in all respects:

•	Immediately prior to the date hereof, the aggregate principal amount outstanding under the Loan Agreement is $15,000,000.

•	The Company received the net proceeds from the closing of the Term Loan make under and in accordance with provisions of the Loan Agreement on March __, 2021.

•	True, correct and complete copies of the (a) Loan Agreement, (b) all other Loan Documents, and (c) the resolutions of the Company’s Board of Directors (the “Resolutions”) approving the Loan Documents and related matters are attached hereto as Composite Exhibit “A.” Each of the Loan Agreement, other Loan Documents, and the Resolutions set forth on Composite Exhibit “A” is currently in effect and none of them has been amended, supplemented, modified or changed in any respect from the versions set forth on Composite Exhibit “A.”

•	Attached hereto as Exhibit “B” is a true and correct bank statement evidencing the Company’s receipt of the net proceeds of the Term Loan made by the Lenders pursuant to the Loan Agreement.

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•	The Company has no defenses, setoffs or offsets to the enforcement by the Administrative Agent or the Lenders of any of its rights under the Loan Agreement and the Loan Documents being acquired by the Assignee pursuant to the Assignment Agreement, it being understood and agreed that the Company has released any such defenses, setoffs or offsets in connection with the Assignment Agreement. The Company hereby waives any defenses, setoffs or offsets that it had or may have against Assignee enforcing its rights under the Loan Agreement and the Loan Documents. The Company hereby releases Assignee and agrees to hold Assignee harmless from and against the enforcement of any rights Assignee acquired under the Loan Agreement and the Loan Documents and the Company shall not assert any defenses, setoffs, or offsets against Assignee enforcing or seeking to enforce any rights it acquired under the Loan Agreement and the Loan Documents.

•	The Administrative Agent and the Lender are not and have not been an “affiliate” of the Company for the 90 days immediately preceding the date hereof. During such 90-day period, none of the Administrative Agent or the Lender nor any officer, director, shareholder, or affiliate of the same has been an officer, director, or shareholder of 10% of more of the shares of the Company’s common stock. For purposes hereof, the term “affiliate” shall have the meaning ascribed under Rule 144.

2.	The Company hereby reaffirms its obligations under the Loan Documents to Assignee, and hereby consents to the assignment of the Loan Documents to the Assignee pursuant to the Assignment Agreement. The Company acknowledges and agrees that in accordance with Section 13.2.3, the Assignee is a party to the Loan Agreement and possesses any and all rights of the Lenders under the Loan Agreement.

3.	Principal and Interest Balance under the Loan Agreement. The parties agree that upon acquisition of the Loan Agreement by the Assignee, $9,250,000 of the aggregate principal amount outstanding shall be forgiven, and all accrued and unpaid interest as of the date hereof shall be forgiven. After giving effect to the foregoing, the aggregate principal amount outstanding under the Loan Agreement shall be $5,750,000. Interest shall accrue on the outstanding principal amount in accordance with Section 2.5 of the Loan Agreement from the date hereof. The Company shall make monthly repayments of principal and interest outstanding under the Loan Agreement in accordance with the Repayment Schedule attached hereto as Schedule A. The Assignee shall have the right to offset any amounts due and owing to the Company, including, without limitation, pursuant to the Standby Equity Purchase Agreement dated March 8, 2023 (the “SEPA”), against the payment of Obligations in its sole discretion.

4.	Administrative Agent. Effective immediately upon the execution of this Agreement, Securis Investment Partners, LLP is hereby removed from its role as the administrative agent under the Loan Agreement. All responsibilities and functions previously held by Securis Investment Partners, LLP as the administrative agent will be transferred to the Assignee. Further, all references to “Administrative Agent” in the Loan Agreement shall hereinafter refer to the Assignee. The Company expressly acknowledges and agrees that the Assignee is the sole "Lender" holding Term Loans, and the Assignee is also the Administrative Agent for the purpose of the Loan Agreement.

5.	Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)	Amendment to Exhibit A. The definition of “Term Loan Maturity Date” set forth on Exhibit A to the Loan Agreement is hereby amended and restated in its entirety as follows:

“Term Loan Maturity Date” means December 8, 2024.

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(b)	Section 6.2(i) of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“Non-Public Information. The Company shall not, and the Company shall cause each of its subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Administrative Agent and the Lender with any material, non-public information regarding the Company or any of its subsidiaries unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Administrative Agent and the Lender with the opportunity to accept or refuse to accept such material non-public information for review.”

(c)	Section 8 (Events of Default) of the of the Loan Agreement shall be amended to add a new Section 8.12 to the end of Section 8 as follows:

“Cross Default. Any material breach by the Company of the terms of all other agreements between the Company and Assignee, including, without limitation, the SEPA and any promissory note issued in connection with the SEPA.

(d)	The contact information for the Administrative Agent and Lenders in Section 11 (Notices) of the of the Loan Agreement shall be deleted and replaced with the following:

If to Administrative Agent or any Lender:

YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Portfolio Manager
Telephone: (201) 985-8300
Email: mangelo@yorkvilleadvisors.com

6.	Conversion. Subject to the provisions of Section 7, at any time or times on or after the date hereof, the Assignee shall be entitled to convert any portion of the outstanding aggregate principal amount and accrued and unpaid interest outstanding under the Loan Agreement into fully paid and nonassessable shares of common stock of the Company (the “Common Stock”), at a price of $1.25 per share (the “Conversion Price”). The number of shares of Common Stock issuable upon conversion pursuant to this Section 6 shall be determined by dividing (x) the amount set forth in an executed notice of conversion delivered to the Company by (y) the Conversion Price. The Company shall deliver the shares of Common Stock pursuant to each conversion on or before the third (3rd) business day following the date of receipt of notice of conversion. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

7.	Beneficial Ownership Limitation. In addition to any limitations set forth in the Loan Documents the Assignee shall further be restricted in its ability to convert any portion of the principal amount and accrued and unpaid interest outstanding under the Loan Agreement or otherwise receive shares of common stock of the Company under the Loan Agreement to the extent that after giving effect to such conversion or receipt of shares, the Assignee, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion or receipt of shares. The beneficial ownership limitation set forth in this paragraph may be waived by the Assignee upon not less than 65 days prior notice to the Company.

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8.	The Company authorizes the Assignee to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect the Assignee’s interest or rights under the Loan Documents and to record evidence of its security interest with the United States Patent and Trademark Office, the United States Copyright Office and any applicable governmental or other authority in any other jurisdiction.

9.	The Company hereby acknowledges and agrees that it shall publicly disclose all material, non-public information disclosed to Assignee before the open of trading on December 11, 2023. Effective as of such time, the Company hereby agrees that (a) Assignee shall have no duties of confidentiality to the Company with respect to such information, either directly or indirectly, and (b) any duty of confidentiality that may be owed by Assignee to the Company with respect to such information shall be automatically terminated without further action by any party.

10.	This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

11.	This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

micromobility.com Inc. (f/k/a Helbiz Inc.) By: /s/ Salvatore Palella Name: Salvatore Palella Title: CEO/Founder

YA II PN, LTD. By: Yorkville Advisors Global, LP Its: Investment Manager By: Yorkville Advisors Global II, LLC Its: General Partner By: /s/ Matthew Beckman Name: Matthew Beckman Title: Member

Schedule “A”

[attached]